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                                                                     EXHIBIT 5.1

February 24, 1999



Universal Compression Holdings, Inc.
4440 Brittmoore Road
Houston, Texas  77041-8004

RE: Universal Compression Holdings, Inc. - Registration Statement on Form S-8 relating to 10,000 shares of Common Stock and 40,000 shares of Series A Preferred Stock

Ladies and Gentlemen:

       I am general counsel of Universal Compression Holdings, Inc., a Delaware corporation (the "Company"), and have acted in such capacity in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 10,000 shares of the Company's Common Stock, par value $.01 per share and 40,000 shares of the Company's Series A Preferred Stock, par value $.01 per share (together, the "Shares") issuable by the Company pursuant to the Universal Compression Holdings, Inc. Non-Qualified Stock Purchase Plan.

       In connection with this opinion, I have examined and relied upon such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials.

       The opinions expressed herein are limited in all respects to the corporation laws of the State of Delaware and the laws of the State of Texas, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.


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Universal Compression Holdings, Inc.                                     Page 2
Letter re: Registration Statement/Stock                     February 24, 1999
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Based upon and subject to the foregoing, I am of the opinion that:

       (i)      The Shares are duly authorized;

       (ii) Upon the issuance of the Shares against payment therefor as provided in the Non-Qualified Stock Purchase Plan, the Shares will be validly issued, fully paid and non-assessable.

       This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without my prior written consent.

       I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus that is related to the Registration Statement.

Very truly yours,



Valerie L. Banner
Senior Vice President and General Counsel

VLB/jg

enclosures